PO Box 9005 Quakertown PA 18951-9005 215.538.5600 1.800.491.9070 www.QNB.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS SECOND QUARTER RESULTS

QUAKERTOWN, PA (23 July 2007) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the holding company for The Quakertown National Bank, reported net income for the second quarter of 2007 of $925,000, or $.29 per share on a diluted basis. This compares to net income of $1,302,000, or $.41 per share on a diluted basis, for the same period in 2006.

Net income for the first six months of 2007 was $472,000, compared to $2,980,000 for the first half of 2006. Diluted earnings per share was $.15 and $.94 for the respective six month periods ended June 30, 2007 and 2006.

As previously reported, the results for the first and second quarters of 2007 were impacted by the Company’s decision in April to restructure its balance sheet by prepaying $50,000,000 of higher costing Federal Home Loan Bank (FHLB) advances and by selling approximately $92,000,000 of lower yielding investment securities. The prepayment of the FHLB advances resulted in the recognition of an after-tax charge of $488,000, or $.16 per share, in the second quarter. The securities sold had been identified as other-than-temporarily impaired in the first quarter of 2007. As a result of this classification, QNB recognized an after-tax charge of $1,820,000, or $.57 per share in the first quarter. Net income, excluding the FHLB prepayment penalty, would have been $1,413,000, or $.45 per share, on a diluted basis for the three month period. Excluding the impact of the impairment charge and the prepayment penalty, net income for the six month period ended June 30, 2007 would have been $2,780,000, or $.88 per share.

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“While our reported net income for the first half of 2007 has been adversely impacted by the one-time costs associated with the restructure, I am pleased that we are beginning to see the benefits of the transaction including an increase in net interest income and an improved net interest margin said Thomas J. Bisko, President and Chief Executive Officer. In addition, we continue to be extremely successful in achieving our number one strategic goal of building loan and deposit relationships as total loans and deposits increased 13.1% and 8.7%, respectively from June 30, 2006.”

Net interest income for the second quarter of 2007 was $4,452,000, a $422,000, or 10.5%, increase from net interest income reported for the same period in 2006. The net interest margin for the second quarter of 2007 was 3.40%, compared to 3.18% for the second quarter of 2006 and 3.11% for the first quarter of 2007. The restructuring transaction, the strong growth in both loans and deposits and the change in the mix of earning assets from investment securities to loans contributed to the increases in net interest income and the net interest margin.

Second quarter of 2007 results were also impacted by a $150,000 provision for loan losses. This provision compares to a provision for loan losses of $45,000 for the second quarter of 2006. The higher provision reflects the inherent risk related to loan growth, combined with an increase in nonperforming loans. Total nonperforming loans, which represent loans on non-accrual status or loans past due more than 90 days, were $887,000, or .24% of total loans, at June 30, 2007 compared with $425,000, or .12% of total loans, at December 31, 2006 and $124,000, or .04% of total loans, at June 30, 2006. The increase in nonperforming loans since December 31, 2006, relates primarily to one loan for the purpose of commercial real estate investment which was placed on non-accrual status in the second quarter of 2007. QNB expects to collect all interest and principal on this loan.  The allowance for loan losses of $2,872,000 represents .76% of total loans at June 30, 2007 compared to an allowance for loan losses of $2,549,000 or .77% of total loans at June 30, 2006.

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Total non-interest income for the three months ended June 30, 2007, excluding the FHLB prepayment charge, was $936,000, a $15,000, or 1.6%, decline from the $951,000 recorded during the second quarter of 2006. Gains on the sale of investment securities were $29,000 for the second quarter of 2007 compared with $60,000 for the same period in 2006, contributing to the decline in non-interest income. A $23,000 increase in ATM and debit card income partially offset the impact of lower securities gains.

Total non-interest expense increased $130,000, or 4.0%, to $3,412,000 for the three month period ended June 30, 2007 compared to the same period in 2006. Higher personnel costs and marketing expense were the primary factors for the increase.

QNB Corp. offers commercial and retail banking services through the eight banking offices of its subsidiary, The Quakertown National Bank. In addition, QNB provides retail brokerage services through Raymond James Financial Services, Inc. and title insurance as a member of Laurel Abstract Company LLC.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission.

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QNB CORP.
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
INCOME:
Total interest income	$8,810	$7,828	$17,350	$15,255
Total interest expense	4,358	3,798	8,799	7,239
Net interest income	4,452	4,030	8,551	8,016
Provision for loan losses	150	45	225	45
Total non-interest income	196	951	(1,472)	2,159
Total non-interest expense	3,412	3,282	6,734	6,518
Income before income taxes	1,086	1,654	120	3,612
Provision for income taxes	161	352	(352)	632
Net income	$925	$1,302	$472	$2,980

PER SHARE:
Earnings- Basic	$0.30	$0.42	$0.15	$0.95
Earnings- Diluted	0.29	0.41	0.15	0.94
Dividends	0.22	0.21	0.44	0.42

SELECTED PERIOD END BALANCES:
Total assets	$606,497	$591,492
Federal funds sold	9,656	-
Investments	188,234	215,787
Loans held-for sale	-	-
Total loans	376,065	332,650
Allowance for loan losses	2,872	2,549
Deposits	502,641	462,588
Short-term borrowings	25,881	24,713
Long-term debt	25,000	55,000
Shareholders' equity	49,805	46,510

SELECTED RATIOS:
Return on average assets	.62%	.89%	.16%	1.03%
Return on average shareholders' equity	7.38%	10.57%	1.87%	12.29%
Net interest margin-tax equivalent	3.40%	3.18%	3.26%	3.22%
Efficiency ratio-tax equivalent	68.27%	61.49%	86.61%	59.74%
Average shareholders' equity to total average assets	8.42%	8.39%	8.70%	8.38%
Nonperforming assets to total assets	.15%	.02%
Allowance as a % of loans	.76%	.77%

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Contact:	Thomas J. Bisko. President/CEO	Bret H. Krevolin, CFO
	215-538-5600 x-5612	215-538-5600 x-5716
	tbisko@qnb.com	bkrevolin@qnb.com